Exhibit 99.1

   ARBOR REALTY TRUST RECEIVES $6 MILLION DISTRIBUTION FROM EQUITY INVESTMENT

    UNIONDALE, N.Y., Dec. 18 /PRNewswire-FirstCall/ -- Arbor Realty Trust, Inc. (NYSE: ABR), a real estate investment trust focused on the business of investing in real estate related bridge and mezzanine loans, preferred and direct equity investments, mortgage-related securities and other real estate related assets, today announced that it received a distribution of approximately $6 million from Prime Outlets Acquisition Company LLC ("Prime"), an entity in which Arbor owns an equity and profits interest.

    Prime owns and operates factory outlet centers throughout the United States and Puerto Rico. The Prime distribution was a result of excess proceeds from refinancing activities on certain assets in its portfolio. The excess proceeds were distributed to each of the partners in accordance with Prime's operating agreement.

    All $6 million of the proceeds received will be included in income for the quarter ended December 31, 2006, subject to incentive compensation per Arbor's management agreement. Arbor believes the majority of these proceeds are not subject to taxation and intends to retain these proceeds to fund additional business and increase shareholders' equity.

    "This distribution from our investment in Prime continues to validate our strategy of creating shareholder value by investing in equity and profits interests," said Ivan Kaufman, Chairman and Chief Executive Officer of Arbor. "To date we have received approximately $44 million in distributions from Prime. We have always believed that our equity investments had substantial value and these distributions are reflective of that value. These investments generally take some time to season and our goal is to continue to populate our portfolio with these types of investments when they are available."

    About Arbor Realty Trust, Inc.

    Arbor Realty Trust, Inc. is a real estate investment trust which invests in a diversified portfolio of multi-family and commercial real estate related bridge and mezzanine loans, preferred equity investments, mortgage related securities and other real estate related assets. Arbor commenced operations in July 2003 and conducts substantially all of its operations through its operating partnership, Arbor Realty Limited Partnership and its subsidiaries. Arbor is externally managed and advised by Arbor Commercial Mortgage, LLC, a national commercial real estate finance company operating through 12 sales and origination support offices in the US that specializes in debt and equity financing for multi-family and commercial real estate.

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    Safe Harbor Statement

    Certain items in this press release may constitute forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations and beliefs and are subject to a number of trends and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Arbor can give no assurance that its expectations will be attained. Factors that could cause actual results to differ materially from Arbor's expectations include, but are not limited to, continued ability to source new investments, changes in interest rates and/or credit spreads, changes in the real estate markets, and other risks detailed in the Arbor's Annual Report on Form 10-K for the year ended December 31, 2005 and its other reports filed with the SEC. Such forward-looking statements speak only as of the date of this press release. Arbor expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Arbor's expectations with regard thereto or change in events, conditions, or circumstances on which any such statement is based.

    Contacts:
    Arbor Realty Trust, Inc.
    Paul Elenio, Chief Financial Officer
    516-832-7422
    pelenio@arbor.com

    Investors:
    Stephanie Carrington/ Denise Roche
    The Ruth Group
    646-536-7017 / 7008
    scarrington@theruthgroup.com
    droche@theruthgroup.com

    Media:
    Bonnie Habyan, SVP of Marketing
    516-229-6615
    bhabyan@arbor.com

SOURCE  Arbor Realty Trust, Inc.
    -0-                             12/18/2006
    /CONTACT: Paul Elenio, Chief Financial Officer of Arbor Realty Trust, Inc., +1-516-832-7422, pelenio@arbor.com; or Investors, Stephanie Carrington, +1-646-536-7017, scarrington@theruthgroup.com, or Denise Roche, +1-646-536-7008, droche@theruthgroup.com, both of The Ruth Group; or Media, Bonnie Habyan, SVP of Marketing, +1-516-229-6615, bhabyan@arbor.com, all for Arbor Realty Trust, Inc./